Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Eldorado Resorts, Inc. for the registration of 7,214,038 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2017, with respect to the consolidated financial statements and schedule of Eldorado Resorts, Inc., and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Roseville, California

June 15, 2017